------                                                                                          ---------------------------
FORM 3                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION                            OMB APPROVAL
------                                    Washingtn, D.C. 20549                                 ---------------------------
                                                                                                OMB Number        3325-0104
                                                                                                Expires: September 30, 1998
                            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES             Estimated average burden
                                                                                                hours per response .....0.5
                                                                                                ---------------------------

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public
Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
---------------------------------------------------------------------------------------------------------------------------
1. Mame amd Address of Reporting Person*        2. Date of Event    4. Issuer Name AND Ticker or Trdaing Symbol
                                                   Requiring
Enron Capital & Trade Resources Corp. (Note 1)     Statement
----------------------------------------------     Month/Day/          Repap Enterprises Inc. ("RPAPF")
(Last)            (First)            (Middle)      Year

                                                     5/15/98           ----------------------------------------------------
                                                ------------------- 5. Relationship of Reporting      6. If Amendment,
1400 Smith Street                               3. IRS or Social       Person(s) to Issuer               Date of
                                                   Security Number           (Check all applicable)      Original
----------------------------------------------     of Reporting Person                   x               (Month/Day/Year
                 (Street)                          (Voluntary)          ----- Director   --- 10% Owner
                                                                        ---- Officer     --- Other
                                                                            (give title      (specify
                                                                             below)          below)   7. Individual or
Houston               TX              77002                                                              Joint/Group
-----------------------------------------------------------------------------------------------------    Filing (Check
(City)             (State)            (Zip)                                                              Applicabble Line
----------------------------------------------------------------------------------------------------- -- Form filed by One
                                                                                                         Reporting Person
                                                                                                      x  Form filed by More
                                                                                                      -- than One Reporting
                                                                                                         Person
---------------------------------------------------------------------------------------------------------------------------

            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

---------------------------------------------------------------------------------------------------------------------------

1. Title of security         2. Amount of Securities        3. Ownership       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                   Beneficially Owned             Form: Direct       (Instr. 5)
                                (Instr. 4)                     (D) or Indirect
                                                               (I) (Instr. 5)

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------


Reminder: Report on a separate line for each class of securities beneficially owned                                  (Over)
directly or indirectly.                                                                                     SEC 1473 (7-96)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

         Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security             2. Date Exercisable and                 3.  Title and Amount of Securities Underlying
   (Instr. 4)                                   Expiration Date                         Derivative Security
                                                (Month/Day/Year)                        (Instr. 4)
                                            ----------------------------------------------------------------------------------------

                                               Date           Expiration                 Title                 Amount or Number
                                               Exercisable    Date                                             of Shares
                                            ----------------------------------------------------------------------------------------

6% Convertible Subordinated Debentures         5/15/98        6/30/05                    Common Stock,          128,571,429 (Note 2)
due 2005                                                                                 no par value
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

4. Conversion or Exercise Price              5. Ownership Form of Derivative        6. Nature of Indirect
   of Derivative Security                       Security: Direct (D) or                Beneficial Ownership
                                                Indirect (I)(Instr. 5)                 (Instr. 5)
-------------------------------------------------------------------------------------------------------------

   $0.35 (Note 2)                               D (Note 3)
----------------------------------------------------------

Explanation of Responses:
Note 1. This statement is being filed jointly by Enron Capital & Trade Resources Corp. ("ECT") and Enron Corp. ("Enron") in connection with the purchase by ECT of $45,000,000 aggregate principal amount of 6% Convertible Subordinated Debentures due 2005 (the "Debentures"). Enron may be deemed to beneficially own the Debentures because ECT is a wholly-owned subsidiary of Enron; however, Enron disclaims beneficial ownership of any Debentures.

Note 2. The number of shares of Common Stock issuable upon conversion of the Debentures and the conversion price of the Debentures are subject to adjustment.

Note 3. The Debentures are held directly by ECT, and are therefore held indirectly by Enron through ECT.

                            Enron Capital & Trade Resources Corp.

                            By: /s/   PEGGY B. MENCHACA            May 26, 1998
                                -------------------------------   --------------
                                **Signature of Reporting Person        Date
                                Peggy B. Menchaca, Vice President
                                  and Secretary

                            Enron Corp.

                            By: /s/   PEGGY B. MENCHACA            May 26, 1998
                                -------------------------------   --------------
                                **Signature of Reporting Person        Date
                                Peggy B. Menchaca, Vice President
                                  and Secretary

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of the Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 1473 (7-96)